NEWS RELEASE                                                     Exhibit 20
- -------------

                    PHILIPS, ZENITH AND COMPRESSION LABS
                   --------------------------------------
                SIGN JOINT DEVELOPMENT AND MARKETING AGREEMENT
                -----------------------------------------------

          Companies Create One-Stop Source For A New Generation Of
         ---------------------------------------------------------
         Digital and Hybrid Digital/Analog Video-On-Demand Products
         ----------------------------------------------------------

NEW YORK, May 16, 1994 - Philips Consumer Electronics Company, Zenith Electronics Corporation and Compression Labs, Inc. (CLI), have signed an agreement to combine their efforts in offering cable operators, telecommunications companies and other network providers essential signal delivery products for full-service digital and analog networks.
   With the products produced under this agreement, network providers will be able to operate in both the digital and analog domains through open-architecture, consumer-oriented decoders, and, for the first time, access a common integrated network management and security system. The result is a cost-effective solution offering simplified network operation and an enhanced ability to extend the services of third-party information providers into the network.
   Zenith, Philips and CLI have agreed to combine their complementary technologies, product development and marketing capabilities to design and manufacture digital video-on-demand and hybrid digital/analog set-top terminals. Network providers will be able to bring a wide range of programming into the home, such as video-on-demand, video games, home shopping and other video services, with two-way interactive communication available. High-data-rate digital transmissions over fiber and cable will be delivered to the new set-top decoders.
   The agreement comes as leading network providers are selecting the products they will deploy for revolutionary interactive entertainment and information services. It also comes at a time when Philips, Zenith and other consumer electronics manufacturers are preparing for the ultimate migration of the features of set-top decoders into future digital television sets and VCRs.
   "Our extensive global engineering, marketing, manufacturing and support infrastructures, together with those of Zenith and Compression Labs, make the group a powerhouse that understands what consumers and network providers need in this emerging business," says Bill Kennedy, senior vice president, Philips Digital Videocommunication Systems, a Philips Consumer Electronics unit.
   "The group bring a unique vision to this emerging marketplace based on open standards, powerful solutions for a family of set-top decoder products and a look ahead to the advanced digital color television sets of the future," says Dean DeBiase, vice president, corporate marketing, Zenith Electronics Corporation.
   Jim Lakin, vice president, sales and marketing of CLI's Broadcast Products Group, says, "The combination of Zenith's digital VSB and two-way analog cable technologies with the Philips/CLI MPEG-2 digital set-top system provides, for the first time, an economical, open architecture for the delivery of clear-channel and digital video-on-demand in the full service network."

A New Family Of Set-Top Decoders
- ---------------------------------
   The allied group, with years of experience incorporating digital features into consumer electronics products, will offer a broad family of set-top devices ranging from analog, to hybrid digital/analog, to all-digital designs as well as ADSL boxes.
   Of great benefit to network providers will be the combination of MPEG-2 (Moving Picture Experts Group) world-standard digital decoder technology from Philips and CLI with the robust Vestigial Sideband (16-VSB) transmission and real-time two-way technologies from Zenith. The integration of MPEG-2 with 16-VSB digital transmission creates a new hybrid digital/analog decoder configuration capable of receiving today's analog cable transmissions and future MPEG-2 digital transmissions within a single set-top unit. MPEG and VSB are key features of the Digital HDTV Grand Alliance high-definition television system expected to be adopted next year as the U.S. broadcast standard by the Federal Communications Commission.
   Set-top decoders designed by the three companies will offer the industry's most consumer-oriented interface, including Zenith's down-loadable software functions allowing network providers to alter in-home functionality from the headend, the superior graphics of Philips' CD-i system, and Microware's "DAVID" multimedia operating system based on OS-9 technology.
   As integral parts of full-service, end-to-end networks, the digital set-top models will be compatible with video servers currently under development by a number of manufacturers, including Oracle Corporation, IBM Corporation, Digital Equipment Corporation and Hewlett-Packard Company. They also will be compatible with CLI's line of real-time MPEG-2 encoders, and with Zenith's line of headend equipment including analog scrambling systems and digital VSB modulators.
   Philips, Zenith and CLI will employ their quality-driven, high-volume manufacturing resources to offer customers reliable and flexible supplies of decoders.
   As digital building blocks are incorporated into a new generation of television sets, the decoders themselves are expected to become less expensive, smaller "set-back" boxes.

Leadership In Developing Television Technologies
- ------------------------------------------------
   The three companies are leaders in consumer electronics, cable television and digital compression.
   Philips and Zenith are two of the largest color television manufacturers in North America. In addition to broad cable experience, the two companies bring advanced consumer electronics design, low-cost manufacturing and extensive consumer marketing expertise to this agreement. And, they are well-positioned to serve the needs of consumers and network providers alike as the functions of digital set-top boxes migrate into future consumer electronics products to be produced by the entire industry.
   In January 1994, Philips and CLI entered into an agreement to develop a line of MPEG-2 digital set-top decoders which were subsequently selected by Bell Atlantic for deployment in their ADSL and wideband networks.
CLI technology had been previously chosen by Bell Atlantic for its video-on-demand trial in the Spring of 1993. Zenith digital set-top boxes based on MPEG-2 and VSB technology were selected earlier this month for a NYNEX video-on-demand digital trial.
   CLI brings more than 17 years of experience as a premier supplier of real-time digital video encoding and decoding systems. CLI offers
MPEG-based encoders and decoders that allow a wide variety of customers to economically deliver real-time broadcast and non-real-time video-on-demand services over twisted pair, coaxial cable, optical fiber and satellite.
   Compression Labs Inc. (CLI) (NASDAQ/NMS:CLIX) is a leader in the rapidly expanding video compression market. The company's Compressed Digital
Video (CDVTM) technology digitizes and compresses full-motion video signals for practical and economical transmission over telephone, satellite, fiber and cable networks. With headquarters in San Jose, Calif., CLI develops and markets products and services for group video conferencing, broadcast video and personal video.
   Philips Consumer Electronics Company (PCEC), Knoxville, Tenn., is home to the domestic offices of Philips Digital Videocommunication Systems, provider of system solutions for signal delivery in the full service network. Philips' network capabilities include Philips Broadband Networks, Inc., Manlius, New York, a major supplier of video signal delivery equipment to the cable television industry. The inventor of digital audio CD technology, Philips has led in the development of MPEG-based, compressed full motion, full screen digital video, already available on five-inch discs to buyers of its CD-i system. The marketer of Magnavox and Philips consumer and professional electronics in North America, Philips is among the world's largest developers and manufacturers of television, video and audio products.
   Zenith and Philips are members of the Digital HDTV Grand Alliance.
   Zenith Electronics Corporation (NYSE:ZE), based in Glenview, Ill., has been a leader in electronics for 75 years. Zenith's core business -- consumer electronics and network systems -- is at the center of the company's digital strategy, which includes interactive television, digital cable, video dial-tone, networking and HDTV systems. With extensive expertise in analog scrambling systems, real-time two-way cable systems, digital transmission technologies and computer networks, Zenith has more than 15 years of experience in the network systems area.

                                         ###

For more information, contact:

CLI Public Relations     Philips Public Relations     Zenith Public Relations
Joyce Strand             Jon Kasle                    John Taylor
(408)922-4610            (615)521-3274                (708)391-8181
Mia Bradway                   or
(408)428-6735            David Elliott                Zenith Investor Relations
                         (404)880-5276                Bill McNitt
CLI Investor Relations                                (708)391-7713
Susan Upcher
(408)922-5523